Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Second Quarter Results
and Raises Its Full-Year 2023 Guidance
STAMFORD, Conn. – July 26, 2023 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter of 2023 and raised its full-year 2023 guidance.
Second Quarter 2023 Highlights
•Total revenue of $3.554 billion, including rental revenue1 of $2.981 billion.
•Net income of $591 million, at a margin2 of 16.6%. GAAP diluted earnings per share of $8.58, and adjusted EPS3 of $9.88.
•Adjusted EBITDA3 of $1.695 billion, at a margin2 of 47.7%.
•Year-over-year, fleet productivity4 decreased 2.0% as reported and increased 2.1% on a pro forma4 basis.
•Year-to-date net cash provided by operating activities of $2.228 billion; free cash flow3 of $818 million, including gross rental capital spending of $2.048 billion.
•Returned $705 million to shareholders year-to-date, comprised of $500 million via share repurchases and $205 million via dividends paid.
•Net leverage ratio5 of 1.8x, with total liquidity5 of $2.706 billion, at June 30, 2023.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “I’m pleased to share that our record second quarter results were supported by strong customer activity across our business. The integration of Ahern is on track, while our team’s outstanding execution drove solid margin expansion both sequentially and year-over-year. Looking at the balance of 2023, we remain encouraged by the momentum we are carrying into the busiest part of our season as well as our customers’ continued optimism.”
Flannery continued, “The increases to our full-year guidance speak to the strength of the current environment. As we look ahead, we continue to focus on ensuring that we are best positioned to serve our customers as they capitalize on the multi-year tailwinds we see across infrastructure, manufacturing, and energy and power. We remain confident in our ability to leverage these opportunities to deliver profitable growth, strong cash flow, and attractive returns for our shareholders.”
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1.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
2.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
3.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
4.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. The company acquired Ahern Rentals, Inc. ("Ahern Rentals") in December 2022. Pro forma results reflect the combination of United Rentals and Ahern Rentals for all periods presented. See the table below for more information.
5.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2023 Outlook
The company has raised its 2023 outlook, as shown below.

	Current Outlook	Prior Outlook
Total revenue	$14.0 billion to $14.3 billion	$13.7 billion to $14.2 billion
Adjusted EBITDA[6]	$6.75 billion to $6.9 billion	$6.6 billion to $6.85 billion
Net rental capital expenditures after gross purchases	$1.9 billion to $2.1 billion, after gross purchases of $3.35 billion to $3.55 billion	$2.0 billion to $2.25 billion, after gross purchases of $3.3 billion to $3.55 billion
Net cash provided by operating activities	$4.5 billion to $4.8 billion	$4.4 billion to $4.8 billion
Free cash flow (excluding merger and restructuring related payments)	$2.3 billion to $2.5 billion	$2.1 billion to $2.35 billion
Summary of Second Quarter 2023 Financial Results
•Rental revenue increased 21.1% year-over-year to a second quarter record of $2.981 billion, reflecting broad-based strength of demand across the company's end-markets and the impact of the Ahern Rentals acquisition. Year-over-year, fleet productivity declined 2.0% while average original equipment at cost (“OEC”) increased 25.5%. On a pro forma basis, including the pre-acquisition results of Ahern Rentals, rental revenue increased 12.4% year-over-year, supported by a 12.5% increase in average OEC and a 2.1% increase in fleet productivity.
•Used equipment sales in the quarter increased 132.9% year-over-year, primarily reflecting the normalization of volumes and the impact of the Ahern Rentals acquisition. The used equipment sales generated $382 million of proceeds at a GAAP gross margin of 51.3% and an adjusted gross margin7 of 57.3% compared to $164 million at a GAAP gross margin of 59.1% and an adjusted gross margin of 62.2% for the same period last year. The year-over-year declines in the GAAP and adjusted gross margins primarily reflect the expected normalization of channel mix, including the expanded use of wholesale channels, and the impact of sales of equipment acquired in the Ahern Rentals acquisition.
•Net income for the quarter increased 19.9% year-over-year to a second quarter record of $591 million, while net income margin decreased 120 basis points to 16.6%. On a pro forma basis, including the pre-acquisition results of Ahern Rentals, second quarter net income margin was flat year-over-year. The decrease in the company's reported net income margin was primarily driven by the impact of the Ahern Rentals acquisition on rental and used equipment gross margins, increased restructuring charges related to the Ahern Rentals acquisition, and higher interest and income tax expenses, partially offset by a reduction in selling, general and administrative ("SG&A") expense as a percentage of revenue. Interest expense increased $48 million, or 42.5%, primarily due to increased average debt related to the funding of the Ahern Rentals acquisition, and higher variable debt interest rates. The effective income tax rate increased by 450 basis points to 23.4%, primarily due to one-time discrete benefits in the year-ago period.
•Adjusted EBITDA for the quarter increased 29.3% year-over-year to a second quarter record of $1.695 billion, while adjusted EBITDA margin increased 40 basis points to 47.7%. On a pro forma basis, including the pre-acquisition results of Ahern Rentals in the year-ago period, second quarter adjusted EBITDA margin increased 130 basis points year-over-year. The increase in the company's reported adjusted EBITDA margin primarily reflected reduced SG&A expense as a percentage of revenue, partially offset by the impact of lower gross margins from used equipment sales, as discussed above.
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6.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
7.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold, as explained further in the tables below.

•General rentals segment rental revenue increased 22.5% year-over-year, including the impact of the Ahern Rentals acquisition, to a second quarter record of $2.189 billion. On a pro forma basis, including the pre-acquisition results of Ahern Rentals, second quarter rental revenue for general rentals increased 10.7% year-over-year. Rental gross margin decreased by 270 basis points year-over-year to 36.0%, primarily due to the impact of the Ahern Rentals acquisition, representing an improvement from the 320 basis point decline to a 32.9% margin in the first quarter of 2023. On a pro forma basis, second quarter rental gross margin declined 70 basis points year-over-year due primarily to the impact of higher depreciation expense related to the Ahern Rentals acquisition.
•Specialty rentals segment rental revenue increased 17.3% year-over-year to a second quarter record of $792 million. Rental gross margin increased by 240 basis points to 48.6%, primarily due to better cost performance and fixed cost absorption on higher revenue.
•Cash flow from operating activities increased 9.2% year-over-year to $2.228 billion for the first six months of 2023, and free cash flow, including merger and restructuring related payments, decreased 15.1%, from $964 million to $818 million. The decrease in free cash flow was mainly due to a $299 million increase in net rental capital expenditures, partially offset by higher net cash from operating activities.
•Capital management. The company's net leverage ratio was 1.8x at June 30, 2023, as compared to 2.0x at December 31, 2022. Year-to-date through June 30, 2023, the company repurchased $500 million8 of common stock under its $1.25 billion8 share repurchase program and paid dividends totaling $205 million. It remains the company's intention to repurchase $1.0 billion8 of common stock during 2023. Additionally, the company's Board of Directors has declared a quarterly dividend of $1.48 per share, payable on August 23, 2023 to stockholders of record on August 9, 2023. During the second quarter, the company also amended its accounts receivable securitization facility, increasing its size by $200 million to $1.3 billion, and amended and extended its uncommitted short-term repurchase facility, pursuant to which it may borrow up to $100 million.
•Total liquidity was $2.706 billion as of June 30, 2023, including $227 million of cash and cash equivalents.
•Return on invested capital (ROIC)9 increased 190 basis points year-over-year, and 30 basis points sequentially, to a record 13.4% for the 12 months ended June 30, 2023. The year-over-year and sequential improvements primarily reflect increased after-tax operating income.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, July 27, 2023, at 11:00 a.m. Eastern Time. The conference call number is 800-451-7724 (international: 785-424-1226). The replay number for the call is 402-220-2565. The passcode for both the conference call and replay is 67803. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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8.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the total program size and expected 2023 repurchases) do not include the excise tax, which totaled $3 million year-to-date through June 30, 2023.
9.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption of debt securities. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,487 rental locations in North America, 14 in Europe, 23 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 25,750 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,800 classes of equipment for rent with a total original cost of $20.64 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, increased interest rates, supply chain constraints, potential trade wars and sanctions and other measures imposed in response to the ongoing conflict in Ukraine) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which could adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and time utilization we achieve being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) risks related to our ability to meet our environmental and social goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (33) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (34) the outcome or other potential consequences of regulatory matters and commercial litigation; (35) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (36) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
egrenfell@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues:
Equipment rentals	$2,981	$2,462	$5,721	$4,637
Sales of rental equipment	382	164	770	375
Sales of new equipment	70	38	114	83
Contractor supplies sales	37	33	71	62
Service and other revenues	84	74	163	138
Total revenues	3,554	2,771	6,839	5,295
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,216	1,002	2,378	1,908
Depreciation of rental equipment	592	457	1,167	892
Cost of rental equipment sales	186	67	384	162
Cost of new equipment sales	58	31	94	68
Cost of contractor supplies sales	26	23	50	43
Cost of service and other revenues	51	41	100	80
Total cost of revenues	2,129	1,621	4,173	3,153
Gross profit	1,425	1,150	2,666	2,142
Selling, general and administrative expenses	378	343	760	666
Restructuring charge	18	1	19	1
Non-rental depreciation and amortization	104	91	222	188
Operating income	925	715	1,665	1,287
Interest expense, net	161	113	311	207
Other income, net	(8)	(6)	(12)	(11)
Income before provision for income taxes	772	608	1,366	1,091
Provision for income taxes	181	115	324	231
Net income	$591	$493	$1,042	$860
Diluted earnings per share	$8.58	$6.90	$15.04	$11.93
Dividends declared per share (1)	$1.48	$—	$2.96	$—

(1)In January 2023, our Board of Directors approved our first-ever quarterly dividend program (accordingly, there were no dividends declared during 2022).

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$227	$106
Accounts receivable, net	2,138	2,004
Inventory	210	232
Prepaid expenses and other assets	263	381
Total current assets	2,838	2,723
Rental equipment, net	14,068	13,277
Property and equipment, net	855	839
Goodwill	5,826	6,026
Other intangible assets, net	773	452
Operating lease right-of-use assets	1,097	819
Other long-term assets	49	47
Total assets	$25,506	$24,183
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,444	$161
Accounts payable	1,339	1,139
Accrued expenses and other liabilities	1,027	1,145
Total current liabilities	3,810	2,445
Long-term debt	10,493	11,209
Deferred taxes	2,724	2,671
Operating lease liabilities	896	642
Other long-term liabilities	169	154
Total liabilities	18,092	17,121
Common stock	1	1
Additional paid-in capital	2,621	2,626
Retained earnings	10,493	9,656
Treasury stock	(5,460)	(4,957)
Accumulated other comprehensive loss	(241)	(264)
Total stockholders’ equity	7,414	7,062
Total liabilities and stockholders’ equity	$25,506	$24,183

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Cash Flows From Operating Activities:
Net income	$591	$493	$1,042	$860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	696	548	1,389	1,080
Amortization of deferred financing costs and original issue discounts	3	3	7	6
Gain on sales of rental equipment	(196)	(97)	(386)	(213)
Gain on sales of non-rental equipment	(6)	(2)	(10)	(4)
Insurance proceeds from damaged equipment	(10)	(10)	(19)	(17)
Stock compensation expense, net	25	36	49	60
Restructuring charge	18	1	19	1
Loss on repurchase/redemption of debt securities	—	17	—	17
Increase in deferred taxes	18	27	53	64
Changes in operating assets and liabilities, net of amounts acquired:
Increase in accounts receivable	(102)	(135)	(115)	(59)
Decrease (increase) in inventory	7	(23)	5	(36)
Decrease (increase) in prepaid expenses and other assets	9	(22)	134	39
Increase in accounts payable	230	241	205	251
Increase (decrease) in accrued expenses and other liabilities	6	77	(145)	(9)
Net cash provided by operating activities	1,289	1,154	2,228	2,040
Cash Flows From Investing Activities:
Purchases of rental equipment	(1,251)	(872)	(2,048)	(1,354)
Purchases of non-rental equipment and intangible assets	(106)	(68)	(179)	(123)
Proceeds from sales of rental equipment	382	164	770	375
Proceeds from sales of non-rental equipment	16	4	28	9
Insurance proceeds from damaged equipment	10	10	19	17
Purchases of other companies, net of cash acquired	(119)	(235)	(418)	(312)
Purchases of investments	—	(1)	—	(4)
Net cash used in investing activities	(1,068)	(998)	(1,828)	(1,392)
Cash Flows From Financing Activities:
Proceeds from debt	2,158	2,084	4,488	3,239
Payments of debt	(1,897)	(1,761)	(4,007)	(3,133)
Payments of financing costs	—	(9)	—	(9)
Common stock repurchased, including tax withholdings for share based compensation (1)	(251)	(501)	(554)	(819)
Dividends paid	(102)	—	(205)	—
Net cash used in financing activities	(92)	(187)	(278)	(722)
Effect of foreign exchange rates	(1)	(2)	(1)	(2)
Net increase (decrease) in cash and cash equivalents	128	(33)	121	(76)
Cash and cash equivalents at beginning of period	99	101	106	144
Cash and cash equivalents at end of period	$227	$68	$227	$68
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$183	$142	$212	$152
Cash paid for interest	127	39	305	188
(1)See above for a discussion of our share repurchase program. The common stock repurchases include i) shares repurchased pursuant to the share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended June 30, 2023
Actual	25.5%	(1.5)%	(2.0)%	(0.9)%	21.1%
Pro forma (4)	12.5%	(1.5)%	2.1%	(0.7)%	12.4%
Six Months Ended June 30, 2023
Actual	25.5%	(1.5)%	(0.1)%	(0.5)%	23.4%
Pro forma (4)	12.4%	(1.5)%	3.8%	(0.3)%	14.4%
Please refer to our Second Quarter 2023 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).
(4)We completed the acquisition of Ahern Rentals in December 2022. The pro forma information includes the standalone, pre-acquisition results of Ahern Rentals.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

Segment equipment rentals revenue, gross profit and gross margin are presented in the tables below. We completed the acquisition of Ahern Rentals in December 2022. The pro forma information includes the standalone, pre-acquisition results of Ahern Rentals.

	Three Months Ended
	June 30,
	2023	2022	2022	2022	Change	Change
	As reported	As reported	Ahern Rentals	Pro forma	As reported	Pro forma
General Rentals
Reportable segment equipment rentals revenue	$2,189	$1,787	$191	$1,978	22.5%	10.7%
Reportable segment equipment rentals gross profit	788	691	35	726	14.0%	8.5%
Reportable segment equipment rentals gross margin	36.0%	38.7%	18.3%	36.7%	(270) bps	(70) bps
Specialty
Reportable segment equipment rentals revenue	$792	$675	$—	$675	17.3%	17.3%
Reportable segment equipment rentals gross profit	385	312	—	312	23.4%	23.4%
Reportable segment equipment rentals gross margin	48.6%	46.2%	—%	46.2%	240 bps	240 bps
Total United Rentals
Total equipment rentals revenue	$2,981	$2,462	$191	$2,653	21.1%	12.4%
Total equipment rentals gross profit	1,173	1,003	35	1,038	16.9%	13.0%
Total equipment rentals gross margin	39.3%	40.7%	18.3%	39.1%	(140) bps	20 bps

	Six Months Ended
	June 30,
	2023	2022	2022	2022	Change	Change
	As reported	As reported	Ahern Rentals	Pro forma	As reported	Pro forma
General Rentals
Reportable segment equipment rentals revenue	$4,207	$3,380	$366	$3,746	24.5%	12.3%
Reportable segment equipment rentals gross profit	1,451	1,266	59	1,325	14.6%	9.5%
Reportable segment equipment rentals gross margin	34.5%	37.5%	16.1%	35.4%	(300) bps	(90) bps
Specialty
Reportable segment equipment rentals revenue	$1,514	$1,257	$—	$1,257	20.4%	20.4%
Reportable segment equipment rentals gross profit	725	571	—	571	27.0%	27.0%
Reportable segment equipment rentals gross margin	47.9%	45.4%	—%	45.4%	250 bps	250 bps
Total United Rentals
Total equipment rentals revenue	$5,721	$4,637	$366	$5,003	23.4%	14.4%
Total equipment rentals gross profit	2,176	1,837	59	1,896	18.5%	14.8%
Total equipment rentals gross margin	38.0%	39.6%	16.1%	37.9%	(160) bps	10 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Numerator:
Net income available to common stockholders	$591	$493	$1,042	$860
Denominator:
Denominator for basic earnings per share—weighted-average common shares	68.7	71.2	69.1	71.8
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.1	0.2	0.2	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	68.8	71.4	69.3	72.0
Diluted earnings per share	$8.58	$6.90	$15.04	$11.93

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities. See below for further detail on each special item. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Earnings per share - GAAP, as-reported	$8.58	$6.90	$15.04	$11.93
After-tax (1) impact of:
Merger related intangible asset amortization (2)	0.55	0.45	1.26	0.96
Impact on depreciation related to acquired fleet and property and equipment (3)	0.30	0.26	0.62	0.36
Impact of the fair value mark-up of acquired fleet (4)	0.25	0.05	0.69	0.12
Restructuring charge (5)	0.20	—	0.21	0.01
Asset impairment charge (6)	—	0.02	—	0.02
Loss on repurchase/redemption of debt securities (7)	—	0.18	—	0.18
Earnings per share - adjusted	$9.88	$7.86	$17.82	$13.58
Tax rate applied to above adjustments (1)	25.3%	25.3%	25.3%	25.3%
(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition). The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(3)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(5)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of June 30, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $371 million under our restructuring programs.
(6)Reflects write-offs of leasehold improvements and other fixed assets.
(7)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income	$591	$493	$1,042	$860
Provision for income taxes	181	115	324	231
Interest expense, net	161	113	311	207
Depreciation of rental equipment	592	457	1,167	892
Non-rental depreciation and amortization	104	91	222	188
EBITDA	$1,629	$1,269	$3,066	$2,378
Restructuring charge (1)	18	1	19	1
Stock compensation expense, net (2)	25	36	49	60
Impact of the fair value mark-up of acquired fleet (3)	23	5	64	11
Adjusted EBITDA	$1,695	$1,311	$3,198	$2,450
Net income margin	16.6%	17.8%	15.2%	16.2%
Adjusted EBITDA margin	47.7%	47.3%	46.8%	46.3%
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of June 30, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $371 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$1,289	$1,154	$2,228	$2,040
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(3)	(7)	(6)
Gain on sales of rental equipment	196	97	386	213
Gain on sales of non-rental equipment	6	2	10	4
Insurance proceeds from damaged equipment	10	10	19	17
Restructuring charge (1)	(18)	(1)	(19)	(1)
Stock compensation expense, net (2)	(25)	(36)	(49)	(60)
Loss on repurchase/redemption of debt securities (4)	—	(17)	—	(17)
Changes in assets and liabilities	(136)	(118)	(19)	(152)
Cash paid for interest	127	39	305	188
Cash paid for income taxes, net	183	142	212	152
EBITDA	$1,629	$1,269	$3,066	$2,378
Add back:
Restructuring charge (1)	18	1	19	1
Stock compensation expense, net (2)	25	36	49	60
Impact of the fair value mark-up of acquired fleet (3)	23	5	64	11
Adjusted EBITDA	$1,695	$1,311	$3,198	$2,450
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of June 30, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $371 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
($ in millions, except footnotes)

The pro forma information below reflects the combination of United Rentals and Ahern Rentals. Prior to the acquisition, Ahern Rentals management used different EBITDA and adjusted EBITDA definitions than those used by United Rentals. The information below reflects the historical information for Ahern Rentals presented in accordance with United Rentals’ definitions of EBITDA and adjusted EBITDA. See below for further detail on each adjusting item. The management of Ahern Rentals historically did not view EBITDA and adjusted EBITDA as liquidity measures, and accordingly the information required to reconcile these measures to the statement of cash flows is unavailable to the company. The table below provides a calculation of as-reported and pro forma net income and EBITDA and adjusted EBITDA.

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2023	2022	2022	2022	2023	2022	2022	2022
	As reported	As reported	Ahern Rentals	Pro forma	As reported	As reported	Ahern Rentals	Pro forma
Net income (loss)	$591	$493	$3	$496	$1,042	$860	$(6)	$854
Provision for income taxes	181	115	—	115	324	231	—	231
Interest expense, net	161	113	14	127	311	207	27	234
Depreciation of rental equipment	592	457	22	479	1,167	892	45	937
Non-rental depreciation and amortization	104	91	6	97	222	188	12	200
EBITDA	$1,629	$1,269	$45	$1,314	$3,066	$2,378	$78	$2,456
Restructuring charge (1)	18	1	—	1	19	1	—	1
Stock compensation expense, net (2)	25	36	—	36	49	60	—	60
Impact of the fair value mark-up of acquired fleet (3)	23	5	—	5	64	11	—	11
Ahern Rentals adjustments (4)	—	—	35	35	—	—	69	69
Adjusted EBITDA	$1,695	$1,311	$80	$1,391	$3,198	$2,450	$147	$2,597
Net income (loss) margin	16.6%	17.8%	1.3%	16.6%	15.2%	16.2%	(1.4)%	14.9%
Adjusted EBITDA margin	47.7%	47.3%	35.6%	46.4%	46.8%	46.3%	34.3%	45.4%
(1)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. In the first quarter of 2023, we initiated a restructuring program following the closing of the Ahern Rentals acquisition, which is our only open restructuring program as of June 30, 2023. The increase in 2023 reflects charges associated with the restructuring program initiated following the closing of the Ahern Rentals acquisition. We have cumulatively incurred total restructuring charges of $371 million under our restructuring programs.
(2)Represents non-cash, share-based payments associated with the granting of equity instruments.
(3)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold. The increase in 2023 primarily reflects the impact of the Ahern Rentals acquisition.
(4)Includes various adjustments reflected in historic adjusted EBITDA for Ahern Rentals, primarily representing (1) lease costs associated with equipment that has been purchased by United Rentals (after purchase, the associated expense would be recognized as depreciation which is excluded in the EBITDA calculation) and (2) costs that do not relate to the combined entity (such as legal costs incurred by Ahern Rentals related to a particular lawsuit, certain freight costs to move equipment from closed locations in excess of normal operating movement, costs related to an attempted financing, and exit costs on lease terminations).

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$1,289	$1,154	$2,228	$2,040
Purchases of rental equipment	(1,251)	(872)	(2,048)	(1,354)
Purchases of non-rental equipment and intangible assets	(106)	(68)	(179)	(123)
Proceeds from sales of rental equipment	382	164	770	375
Proceeds from sales of non-rental equipment	16	4	28	9
Insurance proceeds from damaged equipment	10	10	19	17
Free cash flow (1)	$340	$392	$818	$964
(1)Free cash flow included aggregate merger and restructuring related payments of $4 million and $2 million for the three months ended June 30, 2023 and 2022, respectively, and $5 million and $3 million for the six months ended June 30, 2023 and 2022, respectively.
The table below provides a reconciliation between 2023 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,500-$4,800
Purchases of rental equipment	$(3,350)-$(3,550)
Proceeds from sales of rental equipment	$1,350-$1,550
Purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(200)-$(300)
Free cash flow (excluding the impact of merger and restructuring related payments)	$2,300- $2,500